Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ACCURAY INCORPORATED,

JAGUAR ACQUISITION, INC.

and

TOMOTHERAPY INCORPORATED

Dated as of March 6, 2011

i

(Continued)

(Continued)

(Continued)

		Page

Section 8.14	Counterparts	81
Section 8.15	Facsimile Signature	81
Section 8.16	No Presumption Against Drafting Party	81

Exhibit A	Form of Articles of Incorporation
Exhibit B	Form of Bylaws
Schedule 5.14	Employee Matters
Schedule 6.2(d)	Third Party Consents

INDEX OF DEFINED TERMS

Definition	Location

510(k)s	3.11(c)
Acquisition Proposal	5.2(j)(i)
Action	3.10
Adverse Recommendation Change	5.2(d)(i)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(d)(ii)
Articles of Merger	1.3
BAML	3.27
Book-Entry Shares	2.3(b)
Business Day	8.3(b)
Cash Consideration	2.1(a)
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1(a)
Company Disclosure Letter	Article III
Company ESPP	2.2(d)
Company Material Adverse Effect	3.1(a)
Company Material Contract	3.16(a)
Company Minority Interest Business	3.3
Company Plans	3.12(a)
Company Preferred Stock	3.2(a)
Company Registered IP	3.19(b)

Definition	Location

Company Restricted Stock	2.2(b)
Company SEC Documents	3.6(a)
Company Shareholder Approval	3.4(a)
Company Shareholders Meeting	5.3(a)
Company Stock Awards	3.2(b)
Company Stock Option	2.2(a)
Company Stock Option Exchange Ratio	2.2(a)
Company Stock Plans	2.2(a)
Confidentiality Agreement	5.4(a)
Consolidated Subsidiaries	3.6(b)
Continuing Employee	5.14(a)
Contract	3.16(a)
control	8.3(c)
Copyrights	3.19(a)
CPAC	3.6(b)
Domain Names	3.19(a)
Effective Time	1.3
Environmental Law	3.14(b)
ERISA	3.12(a)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Fund Account	5.13(a)
Exclusive Inbound License Agreements	3.19(f)
FDA	3.11(b)
FDA Laws	3.11(b)
Foreign Device Laws	3.11(b)
Form S-4	5.3(a)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Hazardous Substance	3.14(c)
HIPAA	3.11(d)
HSR Act	3.5(b)
Indebtedness	5.1(a)(vii)
Intellectual Property	3.19(a)
IRS	3.12(a)
knowledge	8.3(d)
Law	3.5(a)
Liens	3.2(c)
made available	8.3(e)
Marks	3.19(a)
Merger	Recitals

v

Definition	Location

Merger Consideration	2.1(a)
Merger Sub	Preamble
NASDAQ	2.3(f)
OFAC	3.25(a)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Board	4.3(b)
Parent Common Stock	2.1(a)
Parent Disclosure Letter	Article IV
Parent Expenses	7.3(c)
Parent Material Adverse Effect	4.1(a)
Parent Material Contract	4.4(a)
Parent Option	2.2(a)
Parent Plans	4.11(a)
Parent Preferred Stock	4.2(a)
Parent SEC Documents	4.5(a)
Patents	3.19(a)
PBGC	3.12(b)(iv)
Permits	3.11(a)
Permitted Liens	3.18(b)
Person	8.3(f)
PMAs	3.11(c)
Proxy Statement	5.3(a)
Representatives	5.2(a)
Repurchase Rights	2.2(b)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Securities Act	3.5(b)
SSA	3.11(d)
Stock Consideration	2.1(a)
Subsidiary	8.3(g)
Superior Proposal	5.2(j)(ii)
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Laws	3.21
Tax Returns	3.15(k)
Taxes	3.15(k)
Termination Fee	7.3(b)
Unvested Cash Consideration	2.2(b)
Unvested Merger Consideration	2.2(b)
WBCL	1.1
Wisconsin Department of Financial Institutions	1.3

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 6, 2011, among Accuray Incorporated, a Delaware corporation (“Parent”), Jaguar Acquisition, Inc., a Wisconsin corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and TomoTherapy Incorporated, a Wisconsin corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously (i) determined that it is in the best interests of Parent and Merger Sub, respectively, and Parent’s stockholders, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and (ii) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, subject to the approval of the Company’s shareholders, and (iii) resolved and agreed to recommend approval and adoption of this Agreement by the shareholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into an agreement (the “Support Agreement”) pursuant to which each such Person has agreed, among other things, to vote the shares of Company Common Stock held by such Person in favor of the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Business Corporation Law of the State of Wisconsin (the “WBCL”), at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

Section 1.2             Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304, unless another date, time or place is agreed to in writing by Parent and the Company; provided, however, that if the Closing would otherwise occur pursuant to this Section 1.2 on a date falling on or after June 15, 2011 and on or prior to June 30, 2011, then the Closing shall instead occur at 9:00 a.m., Eastern time, on July 1, 2011, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3             Effective Time.  Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the Company shall file articles of merger (the “Articles of Merger”) with the Department of Financial Institutions of the State of Wisconsin (the “Wisconsin Department of Financial Institutions”), executed in accordance with the relevant provisions of the WBCL, to effect the Merger.  The Merger shall become effective as of the date and time specified in the Articles of Merger filed with the Wisconsin Department of Financial Institutions (it being understood and agreed that such date shall be the Closing Date and such time shall be a time promptly after the time at which the Articles of Merger are so filed) or such other date and time as is permitted by the WBCL and Parent and the Company shall agree in writing (the time the Merger becomes effective being the “Effective Time”).

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the WBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

Section 1.5             Articles of Incorporation; Bylaws.

(a)           At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that they read in their entirety as set forth in Exhibit A hereto, and, as so amended and restated, shall be the articles of incorporation of the Surviving

Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b)           At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6             Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7             Officers.  The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1             Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)           Subject to Sections 2.2(b) and 2.3(f), each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock” ) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and become exchangeable for, and shall thereafter represent the right to receive, (i) three dollars fifteen cents ($3.15) in cash, without interest, and subject to deduction for any required withholding Tax (the “Cash Consideration”) and (ii) 0.1648 shares of common stock, par value $0.001 per share (“Parent Common Stock”) of Parent (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).  As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and, subject to Section 2.2(b), shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest.

(b)           Each share of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and, notwithstanding anything in this Agreement to the contrary, no consideration shall be delivered in exchange therefor.

(c)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)           Each of (x) the Merger Consideration into which each share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be converted automatically and for which each such share shall become exchangeable, and which each such share shall thereafter represent the right to receive, pursuant to Section 2.1(a), and (y) the Company Stock Option Exchange Ratio shall be equitably adjusted, without duplication, to reflect fully the appropriate effect of any stock split (including a reverse stock split) or subdivision or combination, split-up, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, exchange or readjustment of shares, reorganization, recapitalization, reclassification, merger or other similar transaction, or other like change with respect to the Company Common Stock or Parent Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that the ratio of the Cash Consideration (expressed in dollars) per share of Company Common Stock to the Stock Consideration (expressed in number of shares of Parent Common Stock) per share of Company Common Stock shall at all times following any such equitable adjustment be the same as the ratio that the Cash Consideration (expressed in dollars) per share of Company Common Stock bears to the Stock Consideration (expressed in number of shares of Parent Common Stock) per share of Company Common Stock, as set forth in Section 2.1(a); provided further, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2             Treatment of Company Stock Options, Company Restricted Stock, Employee Stock Purchase Plan and Other Company Stock Plans.

(a)           Treatment of Company Stock Options.  At the Effective Time, each option (each, a “Company Stock Option”) to purchase shares of Company Common Stock granted under any employee or director stock option, stock purchase or equity incentive or equity compensation plan, arrangement or agreement of the Company other than the Company ESPP (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Parent Option”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the applicable Company Plan, related award document or any other agreement) as were applicable under such Company Stock Option as of immediately prior to the Effective Time.  The number of shares of Parent Common Stock subject to each such Parent Option shall be equal to (i) the number of shares of Company Common Stock subject to the related Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Company Stock Option Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Company Stock Option Exchange Ratio; provided, that in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Company Stock Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided further, that to the extent the option conversion method described herein would cause (x) the issuance of shares of Parent Common Stock by Parent pursuant to the transactions contemplated by this Agreement to be subject to the approval of the holders of Parent Common Stock pursuant to NASDAQ Listing Rule 5635 or (y) the conversion of Company Stock Options under this Section into Parent Options to acquire in excess of 2,500,000 shares of Parent Common Stock, then (1) the number of shares of Parent Common Stock subject to each Parent Option shall be proportionately reduced to the extent necessary to avoid the results described in clauses (x) and (y) above and (2) the per share exercise price of each such Parent Option shall be reduced to the extent necessary to preserve the intrinsic value of the related Company Stock Option as determined immediately prior to the Effective Time.  For purposes of this Agreement, the “Company Stock Option Exchange Ratio” shall equal the sum of (x) (A) $3.15 divided by (B) the volume weighted average of the daily closing prices per share of Parent Common Stock on NASDAQ for the five (5) consecutive trading days ending on and including the trading day immediately preceding the Effective Time, as reported (by Bloomberg Financial Markets) in composite transactions for NASDAQ, plus (y) the number of shares of Parent Common Stock to which each share of Company Common Stock is entitled under Section 2.1(a) (as the same may be adjusted pursuant to Section 2.1(d)).

(b)           Treatment of Company Restricted Stock.  Notwithstanding any provision of this Agreement to the contrary, the Merger Consideration into which each share of Company Restricted Stock (other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be converted automatically and for which each such share shall become exchangeable, and which each such share shall thereafter represent the right to receive, pursuant to Section 2.1(a), shall be paid without interest and shall be subject to the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the applicable Company Plan, related award document or any other agreement).  Therefore, the Cash Consideration payable pursuant to this Article II in exchange for such Company Restricted Stock issued and outstanding immediately before the Effective Time (the “Unvested Cash Consideration” and, together with the Stock Consideration issuable pursuant to this Article II in exchange for such Company Restricted Stock, the “Unvested Merger Consideration”) shall not automatically be payable at the Effective Time and shall instead become payable upon the date such Company Restricted Stock would have become vested under the vesting schedule in place for such shares immediately prior to the Effective Time (subject to the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in the applicable Company Plan, related award document or any other agreement).  Parent shall make all such required payments to former holders of Company Restricted Stock no later than the fifteenth (15th) day of the calendar month immediately following the calendar month in which the Unvested Cash Consideration shall become vested and payable in accordance with this Section, and in its discretion may make such payments through a paying or exchange agent authorized by Parent to administer such payments on Parent’s behalf.  All amounts payable pursuant to this Section shall be subject to any required withholding of Taxes and shall be paid without interest.  All outstanding rights to repurchase Company Restricted Stock that the Company may hold or similar restrictions in the Company’s favor in effect immediately before the Effective Time (all such rights, the “Repurchase Rights”) are hereby assigned to Parent in the Merger, effective as of the Effective Time, and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions as were in effect immediately before the Effective Time, except that Repurchase Rights may be exercised by Parent retaining the remaining unpaid Unvested Merger Consideration into which such Company Restricted Stock has been converted, and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right.  No Unvested Merger Consideration, or the right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, before the distribution to such Person of such Unvested Merger Consideration, in accordance with this Agreement.  For purposes of this Agreement, “Company Restricted Stock” means any Company Common Stock that is not vested under the terms of any Company Stock Plan or any Contract with the Company (including any restricted stock agreement, stock option agreement, stock option exercise agreement or restricted stock purchase agreement) as of immediately before the Effective Time.  The exchange of shares of Company Restricted Stock in partial consideration for the Unvested Cash Consideration, and the vesting and payment of such Unvested Cash Consideration, are intended to comply with Section 409A of the Code and the regulations and other IRS guidance promulgated thereunder.

(c)           Certain Actions Relating to Company Stock Options and Company Restricted Stock.

(i)            Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) to each holder of Company Stock Options and Company Restricted Stock setting forth each holder’s rights pursuant to the applicable Company Stock Plan, stating that such Company Stock Options and Company Restricted Stock shall be treated in the manner set forth in this Section 2.2.

(ii)           Prior to the Effective Time, Parent and the Company shall take all action necessary for the adjustment of the Company Stock Options and Company Restricted Stock under this Section 2.2.  The Company shall ensure that following the Effective Time, no current or former holder of a Company Stock Option, any Company

Restricted Stock or a participant in any Company Stock Plan shall have any right thereunder to acquire, or other rights in respect of, any capital stock of the Company or the Surviving Corporation or any of their Subsidiaries or any other equity interest therein (including any Company Stock Option, Company Restricted Stock, “phantom” stock or stock appreciation rights), other than those rights specifically provided for in this Section 2.2.

(iii)          Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options as a result of the actions contemplated by this Section 2.2.  As soon as practicable, but not later than five Business Days, following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to offers and sales of the shares of Parent Common Stock subject to such Parent Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding and the offers and sales of Common Stock thereunder are required to be registered.  In connection with the transactions contemplated by this Section 2.2, at the Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Stock Plans, provided that, if Parent elects to assume any Company Stock Plan, then, except as expressly provided in Section 2.2(a) or Section 2.2(b) with respect to Parent Options and shares of Parent Common Stock to be issued in exchange for Company Restricted Stock, notwithstanding any provision of such Company Stock Plan, Parent shall not be entitled to grant any stock awards, whether or not permissible under applicable Law, using the share reserves of such Company Stock Plan and, as of the Effective Time, all such then-ungranted shares that were reserved for issuance under such Company Stock Plan shall thereafter be deemed not to be reserved for issuance and no such shares shall be issued or issuable under such Company Stock Plan.  To the extent any Parent Options or shares of Parent Common Stock are issued as provided for in Section 2.2(a) or Section 2.2(b) and such issuance is under such Company Stock Plan, (A) stock covered by such awards shall be shares of Parent Common Stock as provided in Section 2.2(a) and Section 2.2(b); (B) subject to the proviso in the immediately preceding sentence, all references in such Company Stock Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Company Stock Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Stock Plan.

(d)           Treatment of Employee Stock Purchase Plan.  The current offerings in progress as of the date hereof under the Company’s 2007 Employee Stock Purchase Plan, as amended (the “Company ESPP”), shall continue, and the shares of Company Common Stock shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof, subject to the terms and conditions of, the Company ESPP.  In accordance with the terms of the Company ESPP, any offering in progress as of the Effective Time shall be shortened, and the “Exercise Date” (as defined in the Company ESPP) shall be the Business Day immediately preceding the Effective Time.

Each then outstanding option under the Company ESPP shall be exercised automatically on such Exercise Date.  Notwithstanding any restrictions on transfer of stock in the Company ESPP, the treatment in the Merger of any stock under this provision shall be in accordance with Section 2.1.  The Company shall terminate the Company ESPP as of or prior to the Effective Time.  The Company shall promptly after the date hereof amend the Company ESPP as appropriate to avoid the commencement of any new offering of options thereunder at or after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time.

Section 2.3             Exchange and Payment.

(a)           Promptly after the Effective Time (but in no event later than the Business Day immediately following the Effective Time), Parent shall deposit (or cause to be deposited, including amounts deposited by the Company as contemplated by Section 5.13(a)) with a bank or trust company designated by Parent in writing to the Company within 45 days after the date of this Agreement and reasonably acceptable to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, (i) cash in an amount sufficient to pay the aggregate Cash Consideration in accordance with Section 2.1 and (ii) book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 2.1.  In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time on or after the Effective Time, any dividends or distributions payable pursuant to Section 2.3(d) and any additional cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).  All certificates representing shares of Parent Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”  Notwithstanding the foregoing or any other provision of this Agreement, Parent shall not be required to deposit or cause to be deposited with the Exchange Agent, as part of the Exchange Fund or otherwise, any Merger Consideration, or any dividends or distributions payable pursuant to Section 2.3(d) or any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), that constitutes Unvested Merger Consideration pursuant to Section 2.2(b), and no such cash, dividends or distributions shall be payable with respect to Company Restricted Stock (including by the Exchange Agent) except in accordance with Section 2.2(b).  The Exchange Fund shall not be used for any purpose other than to fund payments of cash and shares of Parent Common Stock due pursuant to Section 2.1, except as provided in this Agreement.

(b)           As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration with respect thereto, any dividends or distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).  Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a check or wire transfer (at the election of Parent or the Exchange Agent) for the amount of Cash Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 2.1, (B) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 2.1 (which shares of Parent Common Stock shall be in uncertificated book-entry form), (C) any dividends or other distributions payable pursuant to Section 2.3(d) and (D) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be canceled.  Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Exchange Agent shall issue and deliver to each holder of uncertificated shares of Company Common Stock represented by book entry (“Book-Entry Shares”) (1) a wire transfer (if such holder has previously provided its wire transfer information to the Exchange Agent in connection with the Merger) or check (if such holder has not previously provided its wire transfer information to the Exchange Agent in connection with the Merger) for the amount of Cash Consideration to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.1, (2) that number of whole shares of Parent Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.1 (which shares of Parent Common Stock shall be in book-entry form), (3) any dividends or other distributions payable pursuant to Section 2.3(d) and (4) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be canceled.  No interest will be paid or accrued on any Cash Consideration, unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares.  Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).

(c)           If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)           (i)            No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until the holder thereof shall surrender such Certificate in accordance with this Article II.  Following the surrender of a Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ii)           Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 2.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.3(b) payable with respect to such whole shares of Parent Common Stock.

(e)           The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(f)            Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Company Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1 by (ii) the volume weighted average closing price of one share of Parent Common Stock on The NASDAQ Global Select Market (“NASDAQ”) for the ten trading days ending on the last trading day immediately prior to the date on which the Effective Time shall occur, as such price is reported (by Bloomberg Financial Markets or such other source as the parties shall agree in writing) in composite transactions for NASDAQ.

(g)           Any portion of the Exchange Fund (any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).

(h)           None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of Merger Consideration, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)            The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Any interest and other income resulting from such investments shall be paid to Parent, upon demand.

(j)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the

Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(f).

Section 2.4             Withholding Rights.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock (including Company Restricted Stock) , Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold such Taxes first from the Cash Consideration payable pursuant to the terms of this Agreement and then from the Stock Consideration.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered Sections in this Agreement and which disclosure in any such section shall be deemed to qualify and apply to other Sections in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other Sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization, Standing and Power.

(a)           Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) (it being understood and agreed that “good standing” for purposes of the WBCL means that the Company has filed its most recent annual report and has not filed articles of dissolution) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance or effect that (A) is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) of this definition of “Company Material Adverse Effect” only, Company Material Adverse Effect shall not include any event, change, circumstance or effect (1) generally affecting the industry in which the Company and its Subsidiaries operate, or the economy or the financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, including any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism and including changes in interest rates; (2) reflecting or resulting from changes in Law or GAAP or accounting standards; (3) demonstrably resulting from the announcement or pendency of the transactions contemplated by this Agreement; (4) any change, in and of itself, in the market price or trading volume of Company Common Stock; (5) changes in any analyst recommendations, any financial strength rating or any other similar recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections); (6) the loss by the Company or any of its Subsidiaries of any of its customers, suppliers or employees as a result of the announcement of the transactions contemplated by this Agreement; (7) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target, whether internal or published, for any period ending on or after the date of this Agreement as well as any change, in and of itself, by the Company in backlog or any other expected or projected financial or operating performance target as compared with any target prior to the date of this Agreement; (8) any suit, action or other legal proceeding arising out of or related to this Agreement or (9) any actions taken that are specifically required in accordance with the terms of this Agreement or taken at the written request of Parent or with the prior written consent of Parent; provided, that, with respect to clause (1), the impact of such event, change, circumstance or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company operates; and provided, further, for the avoidance of doubt, that with respect to clauses (4), (5) and (7), the facts and circumstances giving rise to or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect.

(b)           The Company has made available to Parent true and complete copies of the Company’s amended and restated articles of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws, in each case as amended to the date of this Agreement.

(c)           The Company has made available to Parent true and complete copies of the articles of incorporation and by-laws (or comparable organizational documents) of each of the Company’s Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  No Subsidiary of the Company is in violation of its articles of incorporation or by-laws (or comparable organizational documents), in each case as amended to the date of this Agreement.

Section 3.2             Capital Stock.

(a)           The authorized capital stock of the Company consists of two hundred million (200,000,000) shares of Company Common Stock and ten million (10,000,000) shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).  As of the close of business on February 28, 2011, (i) 56,118,357 shares of Company Common Stock (excluding treasury shares) were issued and outstanding (of which 2,972,648 shares were shares of Company Restricted Stock), (ii) 134,125 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 7,335,822 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Plans (of which 4,208,037 shares were subject to outstanding Company Stock Options) and (v) 254,475 shares were reserved for issuance pursuant to the Company ESPP.  All of the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clause (iv) or (v) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts incurred prior to June 14, 2006 owing to employees for services performed, but not exceeding six months service in any one case) and not subject to any preemptive rights.  No shares of capital stock of the Company are owned by any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company on any matter.  Except as set forth above in this Section 3.2(a) and except for changes since February 28, 2011 resulting from the exercise or forfeiture of Company Stock Options or the forfeiture of Company Restricted Stock awards, in each case, as described in Section 3.2(b), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  Except for the Support Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company.

(b)           Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of February 28, 2011, of outstanding Company Restricted Stock, Company Stock Options or other rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way (except as expressly required or expressly permitted by this Agreement) by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.  Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.  No Company Stock Option or Company Restricted Stock that is outstanding has been granted other than pursuant to the Company Stock Plans.  The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options.

(c)           All of the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights.  All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than Permitted Liens and transfer and other restrictions under applicable federal and state securities Laws.  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of any such Subsidiary on any matter.  There are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of any of the Company’s Subsidiaries, (B) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any of the Company’s Subsidiaries or other such equity equivalent or equity-based award or right, (C) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of any of the Company’s Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any of the Company’s Subsidiaries or rights or interests described in clause (B) or (D) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with any of the Company’s Subsidiaries with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any of the Company’s Subsidiaries

Section 3.3             Subsidiaries.  Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company, directly or indirectly, owns an equity interest (each, a “Company Minority Interest Business”).  All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by the Company or a Subsidiary thereof are owned free and clear of all Liens, other than Permitted Liens and transfer and other restrictions under applicable federal and state securities Laws.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and its interests in the Company Minority Interest Businesses, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4             Authority.

(a)           The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve and adopt this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the adoption and approval of this Agreement by the holders of at least a majority of all the votes entitled to be cast by holders of outstanding shares of Company Common Stock (the “Company Shareholder Approval”).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity).

(b)           The Company Board, at a meeting duly called and held on or prior to the date of this Agreement at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders, and declaring it advisable for the Company, to enter into this Agreement,

(ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) subject to Section 5.2, resolving and agreeing to submit this agreement to the shareholders of the Company and to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c)           The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger.  No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

(d)           Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of the Company’s representations and warranties set forth in this Section 3.4 is based on the accuracy of Parent’s representations and warranties in Section 4.19, the Company’s representations and warranties in this Section 3.4 shall be limited to the extent affected by any inaccuracy in Section 4.19.

Section 3.5             No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) (A) the Company Charter or Company Bylaws, or (B) the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any Company Material Contract or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction or decree issued or promulgated by a Governmental Entity (“Law”) or any rule or regulation of NASDAQ applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under other applicable foreign or supranational antitrust and competition Laws, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions as required by the WBCL, (iv) any filings and approvals required under the rules and regulations of NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6             SEC Reports; Financial Statements.

(a)           The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed or furnished by the Company with the SEC since May 8, 2007 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  Since January 1, 2010, all Company SEC Documents have been timely filed.  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents (i)  have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto)and (ii) fairly present in all material respects the consolidated financial position of the Company, its Subsidiaries and Compact Particle Acceleration Corporation (“CPAC” and, together with the Company’s Subsidiaries, the “Consolidated Subsidiaries”) as of the respective dates thereof and their respective consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and to any other adjustments described therein, including the notes thereto).  Since December 31, 2010, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP,

SEC rule or policy or applicable Law or as described in the notes to such financial statements.  The Company’s backlog as of December 31, 2010, as presented in the Company’s annual report on Form 10-K for the year ended December 31, 2010, has been prepared in good faith in accordance with the criteria disclosed in such Form 10-K.  To the knowledge of the Company, financial statements required by Governmental Entities for Subsidiaries of the Company organized in a jurisdiction other than a state of the United States have been prepared in accordance with applicable foreign Law in all material respects and filed, to the extent required, in a timely manner with such Governmental Entities.

(c)           The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to the Company and its Consolidated Subsidiaries required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is recorded, processed, summarized and reported within the time period specified in SEC rules and forms, and accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  All certifications of the principal executive officer and the principal financial officer, or persons performing similar functions, of the Company that are required to be filed with or furnished to the SEC or included in or as an exhibit to an SEC Document have been so filed, furnished or included, as the case may be, and all such certifications are complete and accurate and comply as to form in all respects with the published rules and regulations of the SEC with respect thereto.

(d)           The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(e)           (i) Since January 1, 2009, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Consolidated Subsidiaries has engaged in questionable accounting or auditing practices and (ii) as of the date of this Agreement, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)                                    Each Company Option granted under the Company Stock Plans was granted with a per share exercise price no less than the fair market value per share of Company Common Stock on the grant date of such Company Stock Option, and no such grant involved any “back-dating,” “forward-dating” or similar practice with respect to the effective date of such grant.

(g)                                 As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents.  As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(h)                                 The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(i)                                     No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7                                      No Undisclosed Liabilities.  Neither the Company nor any of its Consolidated Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2010 included in the Company SEC Documents, (b) for liabilities or obligations arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations not required to be recorded or reflected on a consolidated balance sheet under GAAP that do not exceed $250,000 individually or $3,000,000 in the aggregate and (d) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010 that are not material to the Company and its Consolidated Subsidiaries, taken as a whole.

Section 3.8                                      Proxy Statement; Certain Other Information.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information included or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 3.9                                      Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2010:  (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a) (other than Section 5.1(a)(ii), (xvii) or (xx) and any modification or amendment of any Contract or entry into any Contract described in Section 5.1(a)(x)).  Since December 31, 2010 through the date of this Agreement, neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.10                                Litigation.  As of the date of this Agreement, there is no action, suit, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action commenced by a Person other than a Governmental Entity that (a) does not involve an amount in controversy in excess of $500,000, (b) does not seek material injunctive or other non-monetary relief and (c) individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 3.11                                Compliance with Laws; Regulatory Matters.

(a)                                  The Company and each of its Subsidiaries are and, since January 1, 2009, have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries has received, since January 1, 2009, written notice or any other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.  The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders, clearances and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except for any failure to hold such Permits that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancelation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancelation result from the consummation of the transactions contemplated hereby, except for such violations, defaults, revocations, non-renewals, modifications or cancelations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 3.11(a), no representation or warranty is made in this Section 3.11(a) in respect of the matters referenced in Section 3.12, Section 3.13, Section 3.14, Section 3.15 and Section 3.24.

(b)                                 Neither the Company nor any of its Subsidiaries is subject to any consent decree from any Governmental Entity.  Neither the Company nor any of its Subsidiaries has received any warning or untitled letter from the U.S. Food and Drug Administration (the “FDA”) or equivalent action from any comparable non-U.S. Governmental Entity since May 8, 2007.  Neither the Company nor any of its Subsidiaries has received any communication from any regulatory agency or been notified since May 8, 2007 that any product approval is withdrawn or modified or that such an action is under consideration.  Without limiting the foregoing, the Company and each of its Subsidiaries is in compliance, in all material respects, with all current applicable statutes, rules, regulations, guidelines, policies or orders administered or issued by the FDA, including the Public Health Service Act (“FDA Laws”) or comparable foreign Governmental Entity (“Foreign Device Laws”) including FDA’s Quality System Regulation, 21 C.F.R. Part 820 and requirements for Investigational Device Exemptions, 21 C.F.R. Part 812.  To the knowledge of the Company, there are no facts that would be reasonably likely to result in any Form FDA-483 other than those issues that have been entered into the Company’s corrective and preventive action (CAPA) system, as established within the Company’s quality system.  Since May 8, 2007, there have been no recalls, detentions, withdrawals, seizures, or termination or suspension of manufacturing requested or threatened relating to the Company’s or its Subsidiaries’ products.  Since January 1, 2009, there have been no material field notifications, material field corrections or material alerts.

(c)                                  All pre market notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360(k), and 21 C.F.R. Part 807, Subpart E (“510(k)s”) and pre-market approval applications approved by the FDA in accordance with 21 U.S.C. § 360(e) and 21 C.F.R. Part 814 (“PMAs”) for the Company’s and its Subsidiaries’ products are exclusively owned by the Company or one of its Subsidiaries, and there is no reason to believe that the FDA is considering limiting, suspending, or rescinding any such 510(k)s or PMAs or changing the marketing classification or labeling of any such products.  To the knowledge of the Company, there is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity.  The Company and its Subsidiaries have obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company, and the Company has not received any notice that any Governmental Entity seeks any material additional conditions on the distribution or sale of products in a jurisdiction covered by a regulatory approval.  To the knowledge of the

Company and its Subsidiaries, any third party that is a manufacturer, contractor, or agent for the Company or its Subsidiaries is in compliance with all Permits and regulatory approvals from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of product components or products for the Company or its Subsidiaries.

(d)                                 Neither the Company nor any Subsidiary of the Company, nor any officer, director, managing employee or agent, nor any individual with a five percent (5%) or greater direct or indirect ownership interest, (as those terms are used in 42 C.F.R. § 1001.1001) of the Company or any Subsidiary of the Company:  (i) has engaged in any activities that are material violations of, or are cause for civil penalties or mandatory or permissive exclusion under, any federal or state health care Law, including Sections 1128, 1128A, 1128B, 1128C or 1877 of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the “SSA”), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), 18 U.S.C. § 287, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (e.g., 18 U.S.C. §§ 1035 and 1347), or related federal, state or local statutes; (ii) has engaged in any activities that are material violations of any non-U.S. Law restricting the ability to use or disclose personally identifiable patient health information; (iii) has knowingly and willfully offered, paid, solicited or received any remuneration (interpreted in accordance with 42 U.S.C. § 1320a-7b), directly or indirectly, overtly or covertly, in cash or in kind, in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, as defined in 42 U.S.C. § 1320a-7b(f); (iv) has had a civil monetary penalty assessed against them under Section 1128A of SSA; (v) has been excluded from participation under any Federal Health Care Program, or any comparable state health care program or non-U.S. health care program; (vi) has been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA or any non-U.S. Law of comparable scope; or (vii) has failed to comply in any material respect with any federal or state Law regarding disclosure of physician payments.

(e)                                  All Contracts and other financial relationships between the Company or its Subsidiaries and customers, vendors, employees, agents and contractors are in material compliance with all health care Laws, including state and federal anti-kickback Laws and state and federal self-referral Laws.

Section 3.12                                Benefit Plans.

(a)                                  The Company has provided to Parent a true and complete list of all material “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all material stock purchase, stock option, restricted stock, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal, informal or written, under which any current or former employee or independent contractor who is a natural person of the Company or its Subsidiaries has any present or future right to benefits, or the Company or its Subsidiaries has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description or any other written summary or communication provided to Company Plan participants generally, summarizing the benefits provided under any of the Company Plans and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b)                                 With respect to the Company Plans, except as disclosed in the Company SEC Documents or to the extent that any inaccuracy in of any of the representations set forth in this Section 3.12(b), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     neither any Company Plan, nor any employee benefit plan that has been maintained or contributed to by an ERISA Affiliate (defined, with respect to any person or entity, as any person or entity that, together with such first person or entity, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code) of the Company at any time within the past six years, is subject to Title IV of ERISA, Section 302 of ERISA, or Sections 412 or 4971 of the Code, or is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA;

(ii)                                  each Company Plan has been maintained, operated, and administered in accordance with its terms and in compliance with all applicable Laws, no nonexempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made by the Company or any of its Subsidiaries;

(iii)                               each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan, and all amendments to such Company Plan that are required by Law have been adopted on a timely basis;

(iv)                              there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably be expected to give rise to any such Actions;

(v)                                 no Company Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law or during any severance period under a Company Plan;

(vi)                              the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code; and

(vii)                           none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)                                  Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and the regulations promulgated thereunder and (ii) IRS Notice 2005-1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007-86. Each Company Stock Option, commencing at the time of its grant and continuing throughout the period ending immediately prior to the Effective Time, has had an exercise price that may never be less than the fair market value of the underlying stock on the date of grant, and has not included any feature for the deferral of compensation other than the deferral of recognition of income described in Treasury Regulations Section 1.409A-1(b)(5)(i)(A)(3)(i) and (ii).

(d)                                 No current or former director, officer, employee, or independent contractor who is a natural person of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

Section 3.13                                Labor Matters.  Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                  each of the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security and continuation coverage with respect to group health plans.  Since May 8, 2007, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees; and

(b)                                 other than to the extent required by applicable Laws in foreign jurisdictions, no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees.  As of the date of this Agreement, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, and, to the knowledge of the Company, no item described in clauses (i), (ii), or (iii) is threatened.

Section 3.14                                Environmental Matters.

(a)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since May 8, 2007, neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability on the part of the Company or any of its Subsidiaries under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of the Company, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law or any settlement agreement relating to environmental liabilities.

(b)                                 As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water,

groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)                                  As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.15                                Taxes.

(a)                                  The Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it and each such return is true, correct, and complete in all material respects.  The Company and each of its Subsidiaries has timely paid or caused to be timely paid all material Taxes that have become due and payable by it (whether or not shown on any Tax Return).  The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.  The Company and its Subsidiaries have no present or contingent liability for any material Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected as liabilities for current taxes payable on the most recent financial statements contained in the Company SEC Documents or incurred in the ordinary course of business since the date of such financial statements in amounts consistent with prior years (adjusted solely for changes in ordinary course business operations).  The Company and its Subsidiaries have complied with all information reporting and record keeping requirements under applicable Tax Law in all material respects, including retention and maintenance of required records with respect thereto, and all records kept by the Company and its Subsidiaries in compliance with such Law are available for inspection at the premises of the Company on reasonable notice.

(b)                                 There are no audits, investigations or administrative or judicial proceedings with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries in progress, nor has the Company or any of its Subsidiaries received written notice from any Governmental Entity that it intends to commence such an audit, investigation or proceeding.  The Company has no knowledge that any audit, investigation, or proceeding is being contemplated by any Governmental Authority.  Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a material Tax Return in such jurisdiction.

(c)                                  Neither the Company nor any of its Subsidiaries (i) is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing, except agreements solely with each other or customary agreements with customers, vendors or lessors entered into in the ordinary course of business the primary purpose of which agreement (as distinguished from the tax-related provision contained in the agreement) does not relate to Taxes, (ii) has ever been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than a group in which the Company is the common parent, (iii) has any liability for Taxes of any Person (other than its own Taxes) by reason of contract, agreement, assumption, transferee liability, operation of Law, Treas. Reg. §1.1502-6 (or any predecessor or successor thereof or any similar provision of Law) or otherwise, except any liability for Taxes by reason of agreements solely with each other or customary agreements with customers, vendors or lessors entered into in the ordinary course of business the primary purpose of which agreement (as distinguished from the tax-related provision contained in the agreement) does not relate to Taxes, (iv) has, or has ever had, to the knowledge of the Company, a permanent establishment in any country other than the country under the laws of which it is organized, or has engaged in a trade or business in any country other than the country under the laws of which it is organized that subjected it to Tax in such country,  (v) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or (vi) has participated in any “listed transaction” as defined in Treas. Reg. § 1.6011-4(b) or a “reportable transaction” as defined in Treas. Reg. § 1.6011-4(b) that has not been properly reported.

(d)                                 The Company has delivered or made available to Parent (i) correct and complete copies of all income Tax Returns and all other material Tax Returns of or with respect to the Company or its Subsidiaries for which the statute of limitations has not expired and (ii) complete copies of any tax audit report and statements of deficiencies issued within the last three (3) years relating to any Taxes due from or with respect to the Company or its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not yet been filed, or granted any extension for the assessment or collection of any material Taxes, which Taxes have not since been paid.

(f)                                    No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens and statutory Liens for Taxes not yet due.

(g)                                 Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of a transaction or event that occurred prior to the Closing Date, including:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (including pursuant to Section 481(a) of the Code or any similar provision of Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) elections made under Section 108(i) of the Code prior to the Closing Date.

(h)           The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws.

(i)            The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)            No payment made or to be made to any current or former employee or director of the Company or any of its Subsidiaries by reason of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  No payment made or to be made by the Company in 2011 to any current or former employee or director of the Company is nondeductible pursuant to Section 162(m) of the Code.

(k)           As used in this Agreement, (i) “Taxes” shall include (A) all taxes, duties, or similar governmental levies, imposts, withholdings or charges (including, without limitation, net income, gross income, gross receipts, business, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, value added, escheat, estimated, withholding, payroll, employment, individual income, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, levies, imposts, withholdings or charges of any kind whatsoever) whenever and by whatever authority imposed, and whether of the United States or elsewhere, together with in any such case any interest, fines, penalties, additions to tax, surcharges and charges incidental or relating to the imposition of any such taxes, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) original or amended returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes.

(l)            For purposes of this Section 3.15, (i) all references to the Company or any of its Subsidiaries shall include references to any Person which merged with and into or liquidated into the Company or such Subsidiary, as applicable, and (ii) “knowledge” shall have the meaning set forth in Section 8.3(d), except that the reference to executive officers shall mean executive officers and the individual identified in Section 3.15(l) of the Company Disclosure Letter.

Section 3.16           Contracts.

(a)           Section 3.16 of the Company Disclosure Letter lists each of the following types of bonds, debentures, notes, mortgages, indentures, guarantees, licenses,

leases, purchase or sale orders or other contracts, commitments, agreements, instruments, arrangements, understandings, undertakings, permits, or franchises, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is legally bound as of the date of this Agreement:

(i)            any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)           any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights for future purchases;

(iii)          any Contract the primary subject matter of which is the formation, creation, operation, management or control of a joint venture, partnership or limited liability company or other similar agreement or arrangement;

(iv)          any Contract relating to Indebtedness of the Company or any of its Subsidiaries and having an outstanding principal amount in excess of $100,000;

(v)           any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $350,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)          any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $250,000 over the remaining term of such Contract that is not terminable (in the case of any such Contract that calls for such aggregate payment) or terminable (in the case of any such Contract that calls for such aggregate receipt), as the case may be, without penalty to the Company and its Subsidiaries on 120 days’ or less notice (other than (A) purchase orders for Company inventory, (B) service Contracts with customers of the Company or any of its Subsidiaries with respect to which the customer sites holding the products that are the subject of such Contracts are listed on Section 3.16(a)(vi)(B) of the Company Disclosure Letter, (C) non-executory Contracts for the sale of Company products with respect to which the customer sites holding the products that are the subject of such Contracts are listed on Section 3.16(a)(vi)(C) of the Company Disclosure Letter; and (D) Company Plans, other than employment agreements, severance agreements, change of control Contracts or similar agreements);

(vii)         any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than Contracts for the sale of Company products and warranties covering Company products given in the ordinary course of business), guarantee, “earn-out” or other contingent payment obligations, in each case that the Company reasonably anticipates will involve payments by the Company or any of its Subsidiaries in excess of $100,000;

(viii)        any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than (A) license agreements for software that is generally commercially available and that is licensed in object code form solely for internal use and (B) as contained in sales Contracts in the ordinary course of business;

(ix)           any Contract executed by the Company or any of its Subsidiaries since May 8, 2007 that provides for any confidentiality, standstill or similar obligations on the part of the Company or its Subsidiaries, except for such Contracts entered into in the ordinary course of business consistent with past practice;

(x)            any Contract that obligates the Company or any of its Subsidiaries to make any equity commitment or loan to a third party in an amount in excess of $100,000;

(xi)           any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company involving the payment of more than $100,000;

(xii)          any Contract relating to CPAC, any investment therein by the Company and its Subsidiaries or any rights relating thereto;

(xiii)         any executory Contract with any Governmental Entity (other than any Contract for the purchase of the Company’s products by a Governmental Entity); or

(xiv)        any Contract that requires the consent of, or the giving of notice to, any third party in connection with a “change of control” of the Company or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

Each contract of the type described in clauses (i) through (xiv) is referred to herein as a “Company Material Contract.”

(b)           Except, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity); and (ii) there is no violation or default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

Section 3.17           Insurance.  The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary for companies of similar size in the industries and locations in which the Company operates.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No written notice of cancelation or termination has been received with respect to any such policy.

Section 3.18           Properties.

(a)           Neither the Company nor any of its Subsidiaries own any real property.

(b)           The Company or one of its Subsidiaries has a valid leasehold interest in each parcel of real property leased by the Company and its Subsidiaries (including the parcels of real property listed in Section 3.18 of the Company Disclosure Letter), free and clear of all Liens other than (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use or operation of the assets by the Company and its Subsidiaries (“Permitted Liens”).

(c)           Except to the extent disposed of in the ordinary course of business consistent with past practice, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased personal property, a valid leasehold interest in, each item of personal property that is recorded or reflected as owned or leased, as the case may be, on the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at

December 31, 2010 included in the Company SEC Documents, in each case free and clear of all Liens other than Permitted Liens.

(d)           Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

This Section 3.18 does not relate to intellectual property, which is the subject of Section 3.19.

Section 3.19           Intellectual Property.

(a)           For purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”), (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(b)           Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all registered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by, or exclusively licensed to, the Company or any of its Subsidiaries and that are material to the businesses of the Company or any of its Subsidiaries (collectively, “Company Registered IP”).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is, to the knowledge of the Company, subsisting, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancelation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Company Registered IP owned by, or filed in the name of, the Company or any of its Subsidiaries and, to the knowledge of the Company, all other Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and is currently in compliance in all respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP owned by, or filed in the name of, the Company or any of its Subsidiaries and, to the knowledge of the Company, any other Company Registered IP, have been timely paid.  No written notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any of its Subsidiaries.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancelation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP.

(c)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries own exclusively, free and clear of free and clear of any and all Liens, all Company Registered IP owned by, or filed in the name of, the Company or any of its Subsidiaries and all other Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary thereof pursuant to an existing license agreement and used by the Company or such Subsidiary within the scope of such license, and the Company and its Subsidiaries have not received any written notice or claim challenging the Company’s or such Subsidiaries’ ownership of any of such Intellectual Property.

(d)           Each of the Company and its Subsidiaries has taken reasonable steps to protect its rights in its Intellectual Property and to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use.  All current or former employees, consultants and contractors of the Company and its Subsidiaries who have participated in the creation of any Intellectual Property that is used by the Company or any of its Subsidiaries in their respective businesses (excluding any Intellectual Property that is licensed to the Company or any of its Subsidiaries under any license agreement that remains in effect) have entered into reasonable proprietary information, confidentiality and assignment agreements, which the Company has previously made available to Parent.

(e)           To the knowledge of the Company, none of the activities or operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the Company’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries.  No Intellectual Property owned by and, to the knowledge of the Company, no Intellectual Property exclusively licensed to, the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(f)            Except as set forth on Section 3.19 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which Intellectual Property is licensed to or by the Company or any of its Subsidiaries and that is material to any of the businesses of the Company or any of its Subsidiaries.  All milestones and other conditions required to be satisfied under any license agreements under which Intellectual Property that is material to the business of the Company or any of its Subsidiaries is exclusively licensed to the Company or any of its Subsidiaries (“Exclusive Inbound License Agreements”) in order for the Company or any of its Subsidiaries to retain any exclusive rights granted thereunder have been satisfied in accordance with the terms of such Exclusive Inbound License Agreements, and all such exclusive rights remain in full force and effect.  To the knowledge of the Company, there is no outstanding or threatened dispute or disagreement with respect to any Exclusive Inbound License Agreement that would reasonably be expected to materially affect any of the respective rights and obligations of the parties thereunder.  Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to the business of the Company or any of its Subsidiaries.  At the Effective Time, Parent, through its ownership of the Surviving Corporation, shall indirectly hold all of the material Intellectual Property rights that the Company and its Subsidiaries held immediately prior to the Effective Time, and all of such rights shall be exercisable by the Surviving Corporation and its Subsidiaries following the Effective Time to the same extent as by the Company and its Subsidiaries prior to the Effective Time.

(g)           The Company owns or has the right to license any Intellectual Property that relates to the business of the Company as operated on the date of this Agreement and that was developed by Thomas Rockwell Mackie, Gustavo Olivera or any other employee of the Company or any of its Subsidiaries during any period in which such individual served both as an employee of the University of Wisconsin or the Wisconsin Alumni Research Foundation, on the one hand, and as an employee, consultant or independent contractor of the Company or any of its Subsidiaries, on the other hand.

Section 3.20           Product Warranties.

(a)           Section 3.20(a) of the Company Disclosure Letter contains copies of the standard form product warranties (including all warranty, refund, product support or product maintenance obligations) offered by the Company and its Subsidiaries to direct customers, distributors and other Persons.  All product warranties (including all warranty, refund, product support or product maintenance obligations) of the Company and its Subsidiaries currently in effect are in all material respects in the form of such standard form product warranties.

(b)           Except as would be consistent with the claims experience of the Company in the ordinary course of business, to the knowledge of the Company, there is no basis for any warranty, material back-charge, material additional work, field repair or other such warranty and workmanship claims or other product liability claims by any third party against the Company or any of its Subsidiaries associated with the Company’s or its Subsidiaries’ products shipped prior to the Effective Time.

Section 3.21           State Takeover Statutes.  The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.22           No Rights Plan.  There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23           Related Party Transactions.  No present or former director or executive officer of the Company, nor any Person beneficially owning a number of shares of Company Common Stock constituting more than 5% of all issued and outstanding shares of Company Common Stock, nor any of such Person’s immediate family members (as defined in Item 404 of Regulation S-K), has been a participant in any transaction or proposed transaction with the Company or any of its Consolidated Subsidiaries within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 3.24           Certain Payments.  Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made or offered any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment of any nature.

Section 3.25           Export Compliance.

(a)           To the knowledge of the Company, the Company and each of its Subsidiaries have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the International Traffic in Arms regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”)), and other export Laws of the countries where it conducts business, and neither the Company nor any of its

Subsidiaries has received any written notices of noncompliance, complaints or warnings with respect to its compliance with export Laws.

(b)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries, employees or management appears on the Specially Designated Nationals List published by OFAC or the Blocked Persons List published by the Department of Commerce’s Bureau of Industry and Security, or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States.  Neither the Company nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC, except as authorized by law.

Section 3.26           CPAC.  The entry into this Agreement and the consummation of the transactions contemplated hereby, have not resulted in and will not, pursuant to the terms of any Contracts relating to CPAC to which the Company or any of its Subsidiaries is a party, result in any material violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a material benefit under any such Contract relating to CPAC.  As of the date of this Agreement, there is no material Action pending or, to the knowledge of the Company, threatened against CPAC or any of its Subsidiaries, or involving any investors in CPAC, whether or not relating to the transactions contemplated by this Agreement.

Section 3.27           Brokers.  No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BAML”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.   The Company has not entered into any Contract with BAML or any of its Affiliates that would obligate Parent or the Company to retain BAML or any of its Affiliates to perform any investment banking, underwriting or other services following the Effective Time.

Section 3.28           Opinion of Financial Advisor.  The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

Section 3.29           Dissenters’ Rights.  Holders of Company Common Stock are not entitled to any dissenters’ rights in connection with this Agreement or the transactions contemplated hereby under or pursuant to Subchapter XIII of the WBCL as long as the Company Common Stock continues to be registered on the NASDAQ on the record date fixed to determine the shareholders entitled to notice of the Company Shareholders Meeting to be held to consider the approval and adoption of this Agreement, as provided in Section 180.1302(4) of the WBCL.

Section 3.30                                Exclusivity.  Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company or any of its Subsidiaries of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in Article III (as qualified by the introductory paragraph to Article III) or Section 5.2(g), and the Company hereby disclaims any and all such other representations and warranties.  Without limiting the express representations and warranties in this Article III (including any representations and warranties regarding documents delivered or made available to Parent), and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in a “data room” or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered Sections in this Agreement and which disclosure in any such section shall be deemed to qualify and apply to other Sections in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other Sections) (the “Parent Disclosure Letter”), Parent and the Merger Sub represent and warrant to the Company as follows:

Section 4.1                                      Organization, Standing and Power.

(a)                                  Each of Parent and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) (it being understood and agreed that “good standing” for purposes of the WBCL means that Merger Sub has filed its most recent annual report and has not filed articles of dissolution) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance or effect that (A) is materially adverse to the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Parent or Merger Sub to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) of this definition of “Parent Material Adverse Effect” only, Parent Material Adverse Effect shall not include any event, change, circumstance or effect (1) generally affecting the industry in which Parent and its Subsidiaries operate, or the economy or the financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, including any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism and including changes in interest rates; (2) reflecting or resulting from changes in Law or GAAP or accounting standards; (3) demonstrably resulting from the announcement or pendency of the transactions contemplated by this Agreement; (4) any change, in and of itself, in the market price or trading volume of Parent Common Stock; (5) changes in any analyst recommendations, any financial strength rating or any other similar recommendations or ratings as to Parent or its Subsidiaries (including, in and of itself, any failure to meet analyst projections); (6) the loss by Parent or any of its Subsidiaries of any of its customers, suppliers or employees as a result of the announcement of the transactions contemplated by this Agreement; (7) the failure, in and of itself, of Parent to meet any expected or projected financial or operating performance target, whether internal or published, for any period ending on or after the date of this Agreement as well as any change, in and of itself, by Parent in backlog or any other expected or projected financial or operating performance target as compared with any target prior to the date of this Agreement; (8) any suit, action or other legal proceeding arising out of or related to this Agreement or (9) any actions taken that are specifically required in accordance with the terms of this Agreement or taken at the written request of the Company or with the prior written consent of the Company; provided, that, with respect to clause (1), the impact of such event, change, circumstance or effect is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent operates; and provided, further, for the avoidance of doubt, that with respect to clauses (4), (5) and (7), the facts and circumstances giving rise to or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect.

(b)                                 Parent has previously made available to the Company true and complete copies of Parent’s certificate of incorporation and bylaws, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Parent is not in violation of any provision of its certificate of incorporation or bylaws, in each case as amended to the date of this Agreement.

(c)                                  Parent has previously made available to the Company true and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  No Subsidiary of Parent is in violation of its certificate of incorporation or by-laws (or comparable organizational documents), in each case as amended to the date of this Agreement.

Section 4.2                                      Capital Stock.

(a)                                  The authorized capital stock of the Parent consists of one hundred million (100,000,000) shares of Parent Common Stock and five million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”).  As of the close of business on March 4, 2011, (i) 60,078,660 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 2,140,018 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding and no shares of Parent Preferred Stock were held by Parent in its treasury and (iv) 12,706,747 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s employee or director stock option, restricted stock unit, stock purchase, equity incentive and equity compensation plans, arrangement and agreements (of which 7,591,044 shares were subject to outstanding restricted stock units or options to purchase shares of Parent Common Stock).  Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter.  Except as set forth above in this Section 4.2(a) and except for changes since March 4, 2011 resulting from the exercise or forfeiture of Parent stock options or the forfeiture of Parent restricted stock awards, as of the date of this Agreement, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other such equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in clause (C) or (E) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid and nonassessable and not subject to any preemptive rights.

(b)                                 The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c)                                  All of the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights.  All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens, other than Permitted Liens and transfer and other restrictions under applicable federal and state securities Laws.  Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of any such Subsidiary on any matter.

Section 4.3                                      Authority.

(a)                                  Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve and adopt this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity).

(b)                                 The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held on or prior to the date of this Agreement at which a quorum of directors of Parent were present, duly and unanimously adopted resolutions (i) determining that it is in the best interests of Parent and its stockholders, and declaring it advisable for Parent, to enter into this Agreement and (ii) approving the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.4                                      No Conflict; Consents and Approvals.

(a)                                  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) (A) the certificate of incorporation or bylaws of Parent or Merger Sub or (B) the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Parent other than Merger Sub, (ii) any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K (each, a “Parent Material Contract”) or (iii) subject to the governmental filings and other matters referred to in Section 4.4(b), any Law or any rule or regulation of NASDAQ applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act and any filings required under other applicable foreign or supranational antitrust and competition Laws, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions as required by the WBCL, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5                                      SEC Reports; Financial Statements.

(a)                                  Parent has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by Parent with the SEC since February 8, 2007 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”).  Since January 1, 2010, all Parent SEC Documents have been timely filed.  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements (including the related notes thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and their respective consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and to any other adjustments described therein, including the notes thereto).  Since June 30, 2010, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law or as described in the notes to such financial statements.

(c)                                  Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to Parent and its consolidated Subsidiaries required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is recorded, processed, summarized and reported within the time period specified in SEC rules and forms, and accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  All certifications of the principal executive officer and the principal financial officer, or persons performing similar functions, of Parent that are required to be filed with or furnished to the SEC or included in or as an exhibit to an SEC Document have been so filed, furnished or included, as the case may be, and all such certifications are complete and accurate and comply as to form in all respects with the published rules and regulations of the SEC with respect thereto.

(d)                                 Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(e)                                  (i) Since January 1, 2009, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) as of the date of this Agreement, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f)                                    Each stock option granted under the Parent’s employee or director stock option plans was granted with a per share exercise price no less than the fair market value per share of Parent Common Stock on the grant date of such stock option, and no such grant involved any “back-dating,” “forward-dating” or similar practice with respect to the effective date of such grant.

(g)                                 As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents.  As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(h)                                 Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(i)                                     No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.6                                      No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at June 30, 2010 included in the Parent SEC Documents, (b) for liabilities or obligations arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations not required to be recorded or reflected on a consolidated balance sheet under GAAP that do not exceed $250,000 individually or $3,000,000 in the aggregate and (d) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2010 that are not material to Parent and its Subsidiaries, taken as a whole.

Section 4.7                                      Proxy Statement; Certain Other Information.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will not, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to information included or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.8                                      Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since June 30, 2010:  (a) Parent and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (c)  none of Parent or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach the covenant set forth in Section 5.1(b).  Since June 30, 2010 through the date hereof, neither Parent nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 4.9                                      Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action commenced by a Person other than a Governmental Entity that (a) does not involve an amount in controversy in excess of $500,000, (b) does not seek material injunctive or other non-monetary relief and (c) individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  To the knowledge of Parent, neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.10                                Compliance with Laws.

(a)                                  Parent and each of its Subsidiaries are and, since January 1, 2009, have been in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  None of Parent or any of its Subsidiaries has received, since January 1, 2009, written notice or any other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.  Parent and each of its Subsidiaries hold all Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except for any failure to hold such Permits that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancelation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancelation result from the consummation of the transactions contemplated hereby, except for such violations, defaults, revocations, non-renewals, modifications or cancelations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 4.10(a), no representation or warranty is made in this Section 4.10(a) in respect of the matters referenced in Section 4.11, Section 4.12, Section 4.14 and Section 4.16.

(b)                                 Neither Parent nor any Subsidiary of Parent, nor any officer, director, managing employee or agent, nor any individual with a five percent (5%) or greater direct or indirect ownership interest, (as those terms are used in 42 C.F.R. § 1001.1001) of Parent or any Subsidiary of Parent:  (i) has engaged in any activities that are material violations of, or are cause for civil penalties or mandatory or permissive exclusion under, any federal or state health care Law, including Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act of 1863 (31 U.S.C.

§ 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), 18 U.S.C. § 287, the anti-fraud and related provisions of the HIPAA (e.g., 18 U.S.C. §§ 1035 and 1347), or related federal, state or local statutes; (ii) has engaged in any activities that are material violations of any non-U.S. Law restricting the ability to use or disclose personally identifiable patient health information; (iii) has knowingly and willfully offered, paid, solicited or received any remuneration (interpreted in accordance with 42 U.S.C. § 1320a-7b), directly or indirectly, overtly or covertly, in cash or in kind, in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, as defined in 42 U.S.C. § 1320a-7b(f); (iv) has had a civil monetary penalty assessed against them under Section 1128A of SSA; (v) has been excluded from participation under any Federal Health Care Program, or any comparable state health care program or non-U.S. health care program; (vi) has been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA or any non-U.S. Law of comparable scope; or (vii) has failed to comply in any material respect with any federal or state Law regarding disclosure of physician payments.

(c)                                  All Contracts and other financial relationships between Parent or its Subsidiaries and customers, vendors, employees, agents and contractors are in material compliance with all health care Laws, including state and federal anti-kickback Laws and state and federal self-referral Laws.

Section 4.11                                Benefit Plans.

(a)                                  Parent has provided to the Company a true and complete list of all material “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and all material stock purchase, stock option, restricted stock, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all material other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal, informal or written, under which any current or former employee or independent contractor who is a natural person of Parent or its Subsidiaries has any present or future right to benefits, or Parent or its Subsidiaries has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Parent Plans.”

(b)                                 With respect to the Parent Plans, except as disclosed in the Parent SEC Documents or to the extent that any inaccuracy of any of the representations set forth in this Section 4.11(b), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i)                                     neither any Parent Plan, nor any employee benefit plan that has been maintained or contributed to by an ERISA Affiliate (defined, with respect to any person or entity, as any person or entity that, together with such first person or entity, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code) of Parent at any time within the past six years, is subject to Title IV of ERISA, Section 302 of ERISA, or Sections 412 or

4971 of the Code, or is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA;

(ii)                                  each Parent Plan has been maintained, operated, and administered in accordance with its terms and in compliance with all applicable Laws, no nonexempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Parent Plan, and all contributions required to be made under the terms of any Parent Plan have been timely made by Parent or any of its Subsidiaries;

(iii)                               each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Parent Plan, and all amendments to such Parent Plan that are required by Law have been adopted on a timely basis;

(iv)                              there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans (other than routine claims for benefits) nor, to the knowledge of Parent, are there facts or circumstances that exist that could reasonably be expected to give rise to any such Actions;

(v)                                 no Parent Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of Parent or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law or during any severance period under a Parent Plan;

(vi)                              Parent and its Subsidiaries do not maintain any Parent Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code; and

(vii)                           none of the Parent Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.12                                Labor Matters.  Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect:

(a)                                  each of Parent and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security and continuation coverage with respect to group health plans.  Since February 8, 2007, there has not been, and as of the date of this

Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees; and

(b)           other than to the extent required by applicable Laws in foreign jurisdictions, no employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of Parent, there has not been any activity on behalf of any labor organization or employee group to organize any such employees.  As of the date of this Agreement, there are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement, and, to the knowledge of Parent, no item described in clauses (i), (ii), or (iii) is threatened.

Section 4.13                                Intellectual Property.

(a)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of Parent, threatened claims by any Person alleging that Parent or any of its Subsidiaries infringes the Intellectual Property of such Person and (ii) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe any Intellectual Property of any Person. To Parent’s knowledge, no third party is misappropriating, infringing or diluting in any material respect any Intellectual Property owned by Parent or any of its Subsidiaries that is material to any of the businesses of the Parent or any of its Subsidiaries.  Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries use the Intellectual Property of third parties in accordance with the terms of Intellectual Property license agreements between such third parties and Parent or its Subsidiaries.  Neither the Parent nor any of its Subsidiaries is in breach of any agreement affecting the Intellectual Property rights of the Parent or its Subsidiaries.

(b)           Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all Patents, Marks and Copyrights which are held by Parent or any of its Subsidiaries are subsisting, valid and enforceable and have not expired or been cancelled or abandoned.

(c)           Parent takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of Parent and its Subsidiaries (including executing proprietary information, confidentiality and assignment agreements with current and former executive officers, employees, consultants and contractors who have participated in the development of Parent’s or its Subsidiaries’ products, including software, and Intellectual

Property of Parent and its Subsidiaries).  No prior or current employee, officer, consultant or contractor of Parent or any of its Subsidiaries has asserted or, to the knowledge of Parent, has any ownership interest in any Intellectual Property used by Parent or its Subsidiaries in the operation of their respective businesses.

(d)           To the knowledge of Parent, except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has licensed any of the Intellectual Property owned or used by Parent or its Subsidiaries to any third party on an exclusive basis, nor has Parent or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including software.

Section 4.14                                Taxes.

(a)           Parent and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it, and each such return is true, correct and complete in all material respects.  Parent and each of its Subsidiaries has timely paid or caused to be timely paid all material Taxes that have become due and payable by it (whether or not shown on any Tax Return).  The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.  Parent and its Subsidiaries have no present or contingent liability for any material Taxes, other than Taxes incurred in the ordinary course of business and reflected as liabilities for current taxes payable on the most recent financial statements contained in the Parent SEC Documents or incurred in the ordinary course of business since the date of such financial statements in amounts consistent with prior years (adjusted solely for changes in ordinary course business operations).

(b)           There are no audits, investigations or administrative or judicial proceedings with respect to Taxes or Tax Returns of Parent or any of its Subsidiaries in progress, nor has Parent or any of its Subsidiaries received written notice from any Governmental Entity that it intends to commence such an audit, investigation or proceeding.   Parent has no knowledge that any audit, investigation, or proceeding is being contemplated by any Governmental Authority.  Neither Parent nor any of its Subsidiaries has received written notice from a Governmental Entity in any jurisdiction in which Parent or any Subsidiary has not filed a Tax Return for any period that Parent or such Subsidiary is required to file a material Tax Return in such jurisdiction.

(c)           For purposes of this Section 4.14, all references to Parent or any of its Subsidiaries shall include references to any Person which merged with and into or liquidated into Parent or such Subsidiary, as applicable.

Section 4.15                                Related Party Transactions.  No present or former director or executive officer of Parent, nor any Person beneficially owning a number of shares of Parent Common Stock constituting more than 5% of all issued and outstanding shares of Parent Common Stock, nor any of such Person’s immediate family members (as defined in Item 404 of

Regulation S-K), has been a participant in any transaction or proposed transaction with Parent or any of its Subsidiaries within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Parent SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 4.16                                Certain Payments.  Neither Parent nor any of its Subsidiaries (nor, to the knowledge of Parent, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made or offered any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment of any nature.

Section 4.17                                Export Compliance.

(a)           To the knowledge of Parent, Parent and each of its Subsidiaries have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the International Traffic in Arms regulations, the Export Administration Regulations and the regulations administered by OFAC), and other export Laws of the countries where it conducts business, and neither Parent nor any of its Subsidiaries has received any written notices of noncompliance, complaints or warnings with respect to its compliance with export Laws.

(b)           To the knowledge of Parent, neither Parent nor any of its Subsidiaries, employees or management appears on the Specially Designated Nationals List published by OFAC or the Blocked Persons List published by the Department of Commerce’s Bureau of Industry and Security, or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States.  Neither Parent nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC, except as authorized by Law.

Section 4.18                                Brokers.  No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.19                                Parent Ownership of Company Securities.  Prior to the Company Board approving this Agreement, the Merger and the other transactions contemplated hereby, neither Parent nor any of its Subsidiaries beneficially owns any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock.  Neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or will become prior to the Effective Time, a “significant shareholder” or an “interested stockholder” with respect to the Company within the meaning of Section 180.1130(11) and Section 180.1140(8), respectively, of the WBCL or has taken action that would cause any Takeover Law to be applicable to this Agreement, the Merger or any of the transactions contemplated hereby.

Section 4.20                                Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.21                                Exclusivity.  None of Parent, Merger Sub, nor any of their Affiliates or Representatives is making any representation or warranty on behalf of Parent or any of its Subsidiaries of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of Parent and its Subsidiaries), except as expressly set forth in Article IV of this Agreement, and Parent and Merger Sub hereby disclaim any and all such other representations and warranties.  Without limiting the express representations and warranties in this Article IV, and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of Parent’s making available to the Company or any of its Affiliates, shareholders or Representatives any management presentations, information, documents, projections, forecasts and other material in a “data room” or otherwise.

ARTICLE V
COVENANTS

Section 5.1                                      Conduct of Business.

(a)           Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as otherwise specifically required by this Agreement or (v) for transactions solely between or among the Company and any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, and preserve its goodwill and its relationships with employees, customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as otherwise specifically required by this Agreement or (v) for transactions solely between or among the Company and any of its Subsidiaries, the Company shall not, and shall not permit any of its wholly-owned Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, except for purchases, redemptions or other acquisitions of Company Common Stock in connection with the forfeiture, exercise or vesting of any Company Stock Option or Company Restricted Stock or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than in connection with the exercise of any Company Stock Option or Company Restricted Stock;

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares of Company Common Stock (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on February 28, 2011 in accordance with their terms as in effect on such date, (B) the issuance of shares of Company Common Stock pursuant to the terms of the Company ESPP as in effect on the date of this Agreement and (C) grants of equity compensation to newly hired employees that are below vice president level in the ordinary course of business consistent with past practice, provided, for purposes of this clause (C), that the number of shares of Company Common Stock so granted, including such shares as may be subject to stock options so granted, shall not exceed 200,000);

(iii)          amend its articles of incorporation or by-laws (or similar organizational documents);

(iv)          directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than (1) components, inventory or supplies acquired in the ordinary course of business consistent with past practice and (2) new capital expenditures, which shall be subject to the limitations of clause (viii) below;

(v)           directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except in the ordinary course of business consistent with past practice;

(vi)          adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)         (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee of any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(viii)        incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that is in excess of $300,000 individually or $1,000,000 in the aggregate;

(ix)           (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (1) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice and (2) payments permitted by clause (xi) below, (B) cancel any material indebtedness or (C) waive, release, grant or transfer any right of material value;

(x)            (A) modify, amend, terminate, cancel or extend any Company Material Contract, which if so modified, amended, terminated or cancelled would reasonably be expected to adversely affect in any material respect the Company or any of its Subsidiaries, taken as a whole, or (B) enter into any Contract that if in effect on the date hereof would be a Company Material Contract, other than in the case of each of (A) and (B) above, in the ordinary course of business consistent with past practice;

(xi)           commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $200,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(xii)          change its financial accounting methods, principles or practices, except insofar as may be required by a change in GAAP, applicable Law or the Company’s outside auditor, or revalue any of its material assets;

(xiii)         settle or compromise any material liability for Taxes, amend any material Tax Return, make or revoke any material Tax election, adopt or change any method of accounting for Tax purposes (except for any such adoption or change of method as may be required by applicable Law or the Company’s outside auditor), surrender any right to a claim for refund of Taxes, or change any Tax reporting method, policy or procedure (except for any such change of method, policy or procedure as may be required by applicable Law or the Company’s outside auditor);

(xiv)        change its fiscal year;

(xv)         except as required by applicable Law or the terms of a Company Plan or as expressly provided in Section 5.14, (A) grant any current or former director, officer, employee or independent contractor any increase in cash compensation, bonus opportunity, tax gross up or other material benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, other than (1) changes in employee benefits made in the ordinary course of business consistent with past practice, (2) increases in base salary in connection with merit assessments, which increases and assessments are in the ordinary course of business consistent with past practice, provided that the aggregate amount of any such increases for all employees in a department of the Company may not exceed 3% of the aggregate base salaries of all employees in such department, and (3) increases in base salary in connection with promotions, which increases and promotions are in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or tax gross up, or modifications thereto or increases therein, other than in the ordinary course of business consistent with past practice, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except with respect to non-equity based awards in the ordinary course of business consistent with past practice, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract or (F) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, except in the ordinary course of business consistent with past practice, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(xvi)        knowingly fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(xvii)       renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries after the Effective Time;

(xviii)      waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xix)         enter into any new line of business outside of its existing business;

(xx)          enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $200,000 per year;

(xxi)         abandon or permit to lapse any registered Company Registered IP or disclose any material trade secret except pursuant to binding confidentiality undertakings; or

(xxii)        authorize any of, or commit or agree to take any of, the foregoing actions.

(b)           Conduct of Business by Parent.  During the period from the date of this Agreement to the Effective Time, except (i) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) as consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as otherwise specifically required by this Agreement or (v) for transactions solely between or among Parent and any of its Subsidiaries, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice in all material respects.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) as consented to in writing in advance by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as otherwise specifically required by this Agreement or (v) for transactions solely between or among Parent and any of its Subsidiaries, Parent shall not, and shall not permit any of its wholly-owned Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Parent to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, except for purchases, redemptions or other acquisitions of Parent Common Stock in connection with the forfeiture, exercise or vesting of any option to purchase Parent Common Stock or any restricted stock unit or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than in connection with the exercise of any option to purchase Parent Common Stock;

(ii)           enter into any transaction or series of transactions (including any sale or other disposition of any material portion of its business or assets and any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, joint venture or similar transaction) that is reasonably likely to prevent, impede or delay, in any material respect, the consummation of the transactions contemplated by this Agreement;

(iii)          adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iv)          authorize any of, or commit or agree to take any of, the foregoing actions; or

(v)           enter into any Contract that requires the consent of any third party in connection with the transactions contemplated by this Agreement.

(c)           Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give (i) Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries or (ii) the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries, in each of cases (i) and (ii), prior to the Effective Time.  Prior to the Effective Time, the Company, Parent and their respective Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

(d)           Notwithstanding anything to the contrary contained in, or otherwise permitted by any provision of, this Agreement (including, for the avoidance of doubt, the Company Disclosure Letter or any exhibit, schedule, appendix or annex hereto or thereto), the Company shall not issue, deliver, sell or grant any shares of Company Common Stock (including treasury shares), Company Stock Options, Company Restricted Stock or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock, if the effect of such issuance, delivery, sale or grant, when taken together with all other such issuances, deliveries, sales or grants that the Company has made or is obligated to make prior to the Effective Time, would cause Parent to be required to obtain the approval of its stockholders under NASDAQ Listing Rule 5635 in connection with the transactions contemplated by this Agreement.  For purposes of this Section 5.1(d), the Company shall assume that 59,800,000 shares of Parent Common Stock (other than treasury shares) will be outstanding immediately prior to the Effective Time.  Notwithstanding anything to the contrary contained in, or otherwise permitted by any provision of, this Agreement (including, for the avoidance of doubt, the Parent Disclosure Letter or any exhibit, schedule, appendix or annex hereto or thereto), after the date hereof and prior to the Effective Time, Parent shall not effect any repurchases, redemptions, splits, combinations or other similar actions with respect to Parent Common Stock that individually or in the aggregate would result in the diminution in the number of Parent Stock Options or shares of Parent Common Stock issued or issuable in consideration of any Company Stock Option or Company Restricted Stock.

Section 5.2             No Solicitation.

(a)           Except as permitted by Section 5.2(c), the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to:

(i)            solicit, initiate, endorse or encourage, or knowingly facilitate, any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

(ii)           enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise knowingly cooperate in any way with, any Acquisition Proposal; or

(iii)          resolve, propose or agree to do any of the foregoing.

(b)           Except as permitted by Section 5.2(c), the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to:

(i)            immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal;

(ii)           request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal since January 1, 2010; and

(iii)          not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

(c)                           Notwithstanding the foregoing Sections 5.2(a) and (b), if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal did not result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the

Confidentiality Agreement (provided, that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(d)           Except as permitted by Section 5.2(e), neither the Company Board nor any committee thereof shall:

(i)            (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the adoption, approval or recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.2(d)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)           (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or propose to take any such actions.

(e)                           Notwithstanding the foregoing Sections 5.2(d)(i) and (d)(ii), at any time prior to obtaining the Company Shareholder Approval, the Company Board may, solely in response to a Superior Proposal received after the date hereof that did not result from a breach of this Section 5.2, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the shareholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2(e), (x) make an Adverse Recommendation Change or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) (including payment of the Termination Fee) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change or terminate this Agreement in response to a Superior Proposal as referred to above unless (1) the Company promptly notifies Parent in writing at least four Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new four Business Day period) and (2) prior to the expiration of such four Business Day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3, such that the Company Board determines such action is no longer required by its fiduciary duties to the shareholders of the Company under applicable Law.  During the four Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(f)            In addition to the obligations of the Company set forth in Sections 5.2(a), (b), (c), (d) and (e), the Company promptly, and in any event within one Business Day of receipt (unless such receipt is by any director or executive officer of the Company or a director an executive officer has knowledge of such receipt by the Company, in which case such one Business Day period shall instead be deemed to be a 24 hour period from the time of such receipt by, or the time such knowledge was first gained by, such director or executive officer), shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Parent with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof).  The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within one Business Day after the occurrence (or, if a director or an executive officer of the Company was involved in or had knowledge of such occurrence, then within 24 hours of the time of such director or executive officer’s first involvement therein or at which such director or executive officer first gained such knowledge) of any amendment, modification, development, discussion or negotiation by the Company) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, the Company shall promptly (and in any event within one Business Day or, in the case of any such determination or engagement by any director or executive officer or of which a director or an executive officer has knowledge, then within 24 hours of the time of such determination or engagement or at which such director or executive officer first gained such knowledge) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a), (b), (c), (d) or (e) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(g)           The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(h)           The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 180.1141 of the WBCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case, unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(ii).

(i)            Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall this Section 5.2(i) affect the obligations of the Company specified in Sections 5.2(d) and (f); and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to its shareholders in favor of the approval and adoption of this Agreement and the transactions contemplated hereby at least two Business Days prior to the Company Shareholders Meeting.

(j)            For purposes of this Agreement:

(i)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 15% or more of the consolidated net revenues or net income of the Company or that represent 15% or more of the consolidated total assets (based on fair market value), of the Company, immediately prior to such transaction, (B) of 15% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 15% or more of the consolidated net revenues, net income or total assets (based on fair market value) of the Company, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

(ii)           “Superior Proposal” means any bona fide binding written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and which is not subject to any financing condition or, if financing is required, such financing is then fully committed or reasonably determined to be available by the Company Board, (A) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(e) or otherwise, and including any break-up fees and expense reimbursement provisions) and (B) is reasonably likely to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “75%.”

Section 5.3             Preparation of Form S-4 and Proxy Statement; Company Shareholders Meeting.

(a)           As promptly as practicable following the date of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, and including the letter to holders of shares of Company Common Stock, notices of meetings of holders of shares of Company Common Stock, proxy statement and form of proxy and any other soliciting material to be distributed to holders of shares of Company Common Stock in connection with the Merger, and any schedules required to be filed therewith, collectively, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the special meeting or annual meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to be held to consider the approval and adoption of this Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger.  Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby.  Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.  The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Parent or the Company, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld, conditioned or delayed).  Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the

Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to shareholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b)           As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting solely for the purpose of obtaining the Company Shareholder Approval.  Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(e), the Company, through the Company Board, shall (i) recommend to its shareholders that they approve and adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) at the request of Parent, publicly reaffirm such recommendation within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal).

Section 5.4             Access to Information; Confidentiality.

(a)           The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the earlier of Effective Time and the termination of this Agreement in accordance with its terms, to such information, properties and personnel regarding the Company as shall be reasonably necessary for Parent or Merger Sub to fulfill their respective obligations pursuant to this Agreement, to confirm that the representations and warranties of the Company contained herein are true and correct, to confirm that the covenants of the Company contained herein have been performed in all material respects and to enable Parent, subject to applicable Law, to conduct integration planning in connection with, and in preparation for, the Merger, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, also furnish promptly to Parent:  (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law.  All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of October 31, 2010 (the “Confidentiality Agreement”).  No investigation pursuant to this

Section 5.4(a) or information provided, made available or delivered to Parent or its Representatives pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.  Without limiting the foregoing obligations, the Company shall, and shall cause its Subsidiaries to, provide such information as Parent may reasonably request in order to permit it to identify, and the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to assist Parent in identifying, the key employees of the Company and each such Subsidiary, subject in each case to the proviso set forth above.

(b)           Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, to such information, properties and personnel regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement or to confirm that the representations and warranties of Parent and Merger Sub contained herein are true and correct and that the covenants of Parent and Merger Sub contained herein have been performed in all material respects; provided, however, that the foregoing shall not require Parent to disclose any information to the extent such disclosure would contravene applicable Law.  All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement.  No investigation pursuant to this Section 5.4(b) or information provided, made available or delivered to the Company or its Representatives pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5             Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Company Material Contract or Parent Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that neither the Company nor any of its Subsidiaries or Affiliates shall, without Parent’s prior written consent, become subject to, or consent or agree to any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, dispose of any assets or conduct or change its business, nor shall the Company or any of its Subsidiaries or Affiliates commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent.  Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, counsel for Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  Unless prohibited by applicable Law or by the applicable Governmental Entity, each of Parent and the Company shall to the extent reasonably practicable, give the other party reasonable prior notice of any meeting or conversation with any Governmental Entity and keep each other reasonably apprised with respect to the outcome thereof.  In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable.  Subject to applicable Law, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the counsel for the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions.

(b)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates or the Company or any of its Affiliates be required to (i) divest or hold separate, or agree or proffer to divest or hold separate, any of its respective businesses, product lines or assets, or agree to any limitation or restriction on any of its respective businesses, product lines or assets or (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock).

(c)           During the period from the date of this Agreement to the Effective Time, except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter (with respect to the Company) or Section 5.1(b) of the Parent Disclosure Letter (with respect to Parent), (ii) as required by applicable Law, (iii) as consented to in writing in advance by Parent (in the case of the Company) or the Company (in the case of Parent) (in either case, which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as otherwise specifically required by this Agreement or (v) for transactions solely between or among the Company and any of its Subsidiaries or Parent and any of its Subsidiaries, neither the Company nor Parent shall, and neither of them shall permit any of their respective wholly-owned Subsidiaries to, take any action (or omit to take any action) if such action (or omission) would reasonably be expected to impede or delay the consummation of the Merger or any of the transactions contemplated hereby.

Section 5.6             Takeover Laws.  Each of Parent, the Parent Board, the Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or, if possible, eliminate, the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7             Notification of Certain Matters.  The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby or (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8             Indemnification, Exculpation and Insurance.

(a)           Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company and its Subsidiaries as provided in their respective charter, by-laws or other organizational documents or in any indemnification agreement as in effect on the date hereof for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for not less than six years following the Effective Time, except as otherwise required by applicable Law.  If any claims for indemnification are asserted or made within such period, all rights to indemnification in respect of such claims shall continue until the final disposition of such claims.

(b)           For a period of not less than six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company (with the same or better credit rating than the carrier of the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement) the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay aggregate premiums for insurance under this Section 5.8(b) in excess of 250% of the amount of the aggregate premiums paid by the Company for fiscal year 2010 for such purpose (which fiscal year 2010 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

(c)                                  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, assumes the obligations set forth in this Section 5.8.

(d)                                 The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 5.9                                     NASDAQ Listing.  To the extent Parent does not issue or intend to issue treasury shares in the Merger that are already listed on NASDAQ, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.10                               Public Announcements.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 5.11                               Section 16 Matters.  Prior to the Effective Time, the Company shall take all actions necessary in order to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b 3 promulgated under the Exchange Act.

Section 5.12                               Directors.  Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

Section 5.13                               Company Cash and Cash Equivalents.

(a)                                  Except to the extent otherwise consented to in writing by Parent in its sole and absolute discretion, no later than immediately prior to the Closing, the Company shall transfer (by wire transfer of immediately available funds) sixty-five million dollars ($65,000,000) (or such other lesser amount as may be designated in writing by Parent) in cash of the Company to one or more bank or trust accounts (the details of which shall be designated by Parent in writing at least 15 Business Days prior to the Closing) at the Exchange Agent (the “Exchange Fund Account”), and, subject to Section 5.13(d), the Company shall maintain at least sixty-five million dollars ($65,000,000) in cash in such Exchange Fund Account until the Effective Time.

(b)                                 Parent and the Company acknowledge and agree that (i) following the Effective Time, all amounts held in the Exchange Fund Account shall be held in trust for the benefit of holders of shares of Company Common Stock subject to the provisions of Article II, (ii) following the Effective Time, such funds shall be deposited with the Exchange Agent pursuant to Section 2.3, and (iii) thereafter, subject to the provisions of Article II, such funds shall be used by the Exchange Agent to pay holders of Company Common Stock in accordance with Section 2.3.  For the avoidance of doubt, any funds deposited with the Exchange Agent pursuant to Section 2.3 shall be deemed, as of the Effective Time, to be part of the Exchange Fund for all purposes under this Agreement.

(c)                                  From the date hereof until the time that the wire transfer specified in Section 5.13(a) is made in accordance with the provisions of such Section, the Company shall, and shall cause each of its Subsidiaries to, reinvest all maturing short-term investments of cash and cash equivalents of the Company and its Subsidiaries in readily liquid short-term cash and cash equivalents of the type in which the Company and such Subsidiaries, in the ordinary course of business and consistent with past practice, normally invest their cash and cash equivalents.  To the extent requested by Parent at any time and from time to time, the Company shall, and shall cause its Subsidiaries to, provide a reasonably detailed written report setting forth, to the best of the Company’s knowledge, the cash and cash equivalents of the Company and each of its Subsidiaries as of any date or dates specified by Parent (it being understood and agreed that in the case any such specified date is a date in the future following the request, such report shall be a reasonably detailed projection of such cash and cash equivalents, based on the Company’s reasonable and good faith expectations as to future sources of cash and cash equivalents and needs therefor).  The Company shall, and shall cause its Subsidiaries to, effective no later than immediately prior to the Closing, (i) liquidate at market prices then prevailing such cash equivalent investments of the Company and its Subsidiaries as is necessary to allow the Company to comply with its obligations under Section 5.13(a), and (ii) use its reasonable best efforts to (A) cause the cash transferred the Exchange Fund Account pursuant to Section 5.13(a) to be free from any Liens or other restrictions that could reasonably be expected to prevent such cash from being transmitted, pursuant to an instruction delivered by Parent or the Company to the Exchange Agent, by wire transfer of immediately available funds (or, if applicable, intrabank transfer of immediately available funds) from the Exchange Fund Account to the account (if not the same account as the Exchange Fund Account) at the Exchange Agent into which Parent has or will deposit funds pursuant to Section 2.3 no later than the Business Day immediately following the Effective Time and (B) procure (subject to Parent’s commercially reasonable cooperation) that such Persons as may be designated by Parent shall have, insofar as the Exchange Agent is concerned, signature authority and all other authority over the Exchange Fund Account as may be necessary to initiate any such wire transfer of immediately available funds (or intrabank transfer of immediately available funds, if applicable) from the Exchange Fund Account to such account at the Exchange Agent, effective no later than the Business Day immediately following the Effective Time.

(d)                                 In the event that the Company (i) makes the wire transfer required to be made by Section 5.13(a) on a date following the date of satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing does not occur within two Business Days following the date by which the Closing is required to take place under Section 1.2, then, notwithstanding any other provision of this Section 5.13, the Company shall no longer be obligated to maintain at least sixty-five million dollars ($65,000,000) in the Exchange Fund Account.

Section 5.14                               Employee Matters.

(a)                                  From the Effective Time until the first anniversary of the Effective Time, with respect to each employee of the Company and its Subsidiaries who remains in the employment of the Surviving Corporation, Parent or any of their respective Affiliates (each a “Continuing Employee”)  (i) such Continuing Employee’s base salary shall be maintained at the same level as immediately prior to the Effective Time or as scheduled to increase on or around July 1, 2011 (provided that any such scheduled increase is permitted by Section 5.1(a)(xv)); (ii) such Continuing Employee’s target annual bonus and sales incentive opportunity shall be no less than as immediately prior to the Effective Time (provided that the objectives on which such bonus and sales incentive opportunities are based may be restructured to be aligned with the combined company’s business model); and (iii) such Continuing Employee shall be eligible to receive the severance benefits set forth on Schedule 5.14(a).  From the Effective Time until December 31, 2011, each Continuing Employee shall receive benefits that are substantially comparable in the aggregate to the benefits provided under the terms of the Company’s retirement, health and welfare plans in effect immediately prior to the Effective Time.  Following December 31, 2011, such Continuing Employees shall receive retirement, health and welfare benefits that are no less favorable in the aggregate than the retirement, health and welfare benefits provided to similarly situated employees of Parent and its Affiliates.  Notwithstanding anything to the contrary contained herein, this Section 5.14(a) shall not apply to any Continuing Employee who is a party to an employment agreement with the Company, the Surviving Corporation, Parent or any of their respective Affiliates.

(b)                                 Parent shall, and shall cause the Surviving Corporation and the Affiliates of Parent and the Surviving Corporation, to recognize the service of each Continuing Employee as if such service had been performed with Parent, the Surviving Corporation or such Affiliates for all purposes (including eligibility, participation, vesting and benefit accrual (other than under a defined benefit pension plan)) under each employee benefit plan, policy, program, arrangement or agreement of Parent, the Surviving Corporation or such Affiliate solely to the extent that Parent, the Surviving Corporation or such Affiliate makes such plan, policy, program, arrangement or agreement available to such Continuing Employee, and except as would result in any duplication of benefits for the same period of service.

(c)                                  With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation and the Affiliates of Parent and the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out of pocket requirements to the extent applicable under any such plan.

(d)                                 The Company shall award to employees who, as of the Effective Time, are employed by the Company and its Subsidiaries, prorated annual performance bonuses consistent with the terms set forth on Schedule 5.14(d).

(e)                                  Prior to the Effective Time, the Company shall implement a retention plan consistent with the terms set forth on Schedule 5.14(e).

(f)                                    As of the Effective Time, each Continuing Employee shall become fully vested in each of his or her accounts maintained under the Company’s Retirement Savings Plan.

(g)                                 Without limiting the scope of Section 8.6, no provision of this Section 5.14 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in any respect, including in respect of continued employment (or resumed employment) with Parent, the Surviving Corporation or its Subsidiaries or any other Affiliates of Parent, and no provision of this Section 5.14 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Plan or any employee program or any plan or arrangement of Parent or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Parent, the Company or its Subsidiaries or any other Affiliates of Parent in accordance with the terms of such plans or arrangements.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1                                     Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                  Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)                                 HSR Act; Antitrust.  Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)                                  No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Entity shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(d)                                 NASDAQ Listing.  The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock as provided for in Article II shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e)                                  Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Form S-4 shall have been issued; and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC or the Financial Industry Regulatory Authority (FINRA).

Section 6.2                                     Additional Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(b), Section 3.2(a), Section 3.4, Section 3.5(a)(i)(A), Section 3.21 and Section 3.22 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 3.1(c), Section 3.2(b), Section 3.2(c) and Section 3.5(a)(i)(B) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties specified in clause (iii) to be so true and correct, individually or in the aggregate, do not constitute and would not reasonably be expected to result in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Company Material Adverse Effect” qualifications contained in such representations and warranties shall be disregarded).

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; provided, that the obligations of the Company set forth in Section 5.13(a) shall have been performed in all respects by the Company.

(c)                                  Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(f) have been satisfied.

(d)                                 Third Party Consents.  The Company and its Subsidiaries shall have received each consent to the transactions contemplated by this Agreement as set forth on Schedule 6.2(d) to this Agreement, a copy of each such consent shall have been provided to Parent, and each such consent shall be, at the time of the Closing, in full force and effect, enforceable against the Person granting such consent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity).

(e)                                  No Litigation.  There shall not be pending or threatened any Action by any Governmental Entity that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the Merger, or to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (iii) to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock (or shares of capital stock of the Surviving Corporation), including the right to vote the shares of Company Common Stock purchased or owned by them on all matters properly presented to shareholders of the Company.

(f)                                    Absence of Company Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any event, change, circumstance or effect that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(g)                                 Company Deposit of Funds in Exchange Fund Account.  The Company shall have deposited and maintained sixty-five million dollars ($65,000,000) (or such lesser amount as may have been designated in writing by Parent in accordance with Section 5.13(a)) in the Exchange Fund Account in accordance with the provisions of Section 5.13(a).

Section 6.3                                     Additional Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  (i) Each of the representations and warranties of Parent set forth in Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.4(a)(i)(A) and Section 4.19 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing

Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of Parent set forth in Section 4.1(c), Section 4.2(c), Section 4.4(a)(i)(B) and Section 4.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the remaining representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties specified in clause (iii) to be so true and correct, individually or in the aggregate, do not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications contained in such representations and warranties shall be disregarded).

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                                  Officers’ Certificate.  The Company shall have received a certificate signed by an executive officer of Parent certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4                                     Frustration of Closing Conditions.  None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                     Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company:

(i)                                     if the Merger shall not have been consummated on or before September 30, 2011 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; provided, further, that if on September 30, 2011, the conditions to Closing set forth in Sections 6.1(b) or 6.1(c) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Outside Date may be extended by either Parent or the Company to October 31, 2011;

(ii)                                  if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all respects with its obligations under Section 5.5; or

(iii)                               if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which the vote to obtain the Company Shareholder Approval was taken;

(c)                                  by Parent:

(i)                                     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.3(b), as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)                                  if (A) the Company Board (or any committee thereof) effects an Adverse Recommendation Change, (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, any Alternative Acquisition Agreement relating to an Acquisition Proposal, (C) following a request by Parent for such reaffirmation, the Company fails to publicly reaffirm its recommendation of this Agreement and the transactions contemplated hereby within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s shareholders (which reaffirmation must also include an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (D) the Company shall have breached any of its obligations under Section 5.2 or 5.3(b) or (E) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions;

(d)                                 by the Company:

(i)                                     if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)                                  at any time prior to obtaining the Company Shareholder Approval, in accordance with and subject to the terms and conditions of clause (y) of Section 5.2(e); provided, that the Company shall have (A) concurrently with such termination entered into the Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 5.2(e), including the notice provisions therein and (C) paid all amounts due pursuant to Section 7.3(b), in accordance with the terms, and at the time, specified in Section 7.3(d).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2                                     Effect of Termination.  In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 5.10 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from any fraud or willful or intentional breach of any provision of this Agreement.

Section 7.3                                     Fees and Expenses.

(a)                                  Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be paid by Parent.

(b)                                 In the event that:

(i)                                     (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been (1) made directly to the Company’s shareholders, (2) otherwise publicly disclosed or (3) otherwise communicated to senior management of the Company or the Company Board and, in the case of this clause (3), following a request to do so by Parent, the Company fails to publicly reaffirm its recommendation of this Agreement and the transactions contemplated hereby within 10 Business Days of such request, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)                                  this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii)                               this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a termination fee of eight million dollars ($8,000,000) (the “Termination Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(c), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)                                  In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) under circumstances in which the Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,500,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(c) (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b)(i) except to the extent indicated in Section 7.3(b) and (ii) shall not relieve the Company from any liability or damage resulting from any fraud or willful or intentional breach of any provision of this Agreement.

(d)                                 Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the shareholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(ii) or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 7.1(d)(ii).  Payment of the Parent Expenses shall be made by wire transfer of same day funds to the account or accounts designated by Parent within two Business Days after the Company’s having been notified of the amount thereof by Parent.

(e)                                  The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4                                      Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5                                      Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                      Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered or sent if delivered personally or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                    if to Parent, Merger Sub or the Surviving Corporation, to:

Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, CA  94089
Attention:  General Counsel
Facsimile:  (408) 789-4205

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attention:  Gregory T. Davidson
Facsimile:  (650) 849-5050

(ii)                                 if to Company, to:

TomoTherapy Incorporated
1240 Deming Way
Madison, WI  53717
Attention:  General Counsel
Facsimile:  (608) 830-3944

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:  Michael A. Gordon and Beth E. Flaming
Facsimile:  (312) 853-7036

Section 8.3                                    Certain Definitions.  For purposes of this Agreement:

(a)                                  “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)                                 “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c)                                  “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)                                 “knowledge” of any party means the actual knowledge of any executive officer of such party after reasonable inquiry;

(e)                                  “made available” or words of similar import means that, on or before 5:00 p.m. Pacific time on the second Business Day immediately preceding the date of this Agreement, the Company or Parent, as the case may be, has posted true, correct and complete copies of such materials to the virtual data room managed by the Company (and to which Parent and certain of its Representatives have been granted access prior to such time in connection with the transactions contemplated hereby) or Parent (and to which the Company and certain of its Representatives have been granted access prior to such time in connection with the transactions contemplated hereby), respectively;

(f)                                    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including any Governmental Entity; and

(g)                                 “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 8.4                                      Interpretation.  Unless the context otherwise requires (a) when a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement; (b) a reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (c) a reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Exhibits annexed hereto or referred to herein, the Company Disclosure Letter and the Parent Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation.”  The word “or” is not exclusive.  The words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

Section 8.5                                      Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof, including any letter of intent, any indication of interest and the Exclusive Negotiation Agreement, dated February 22, 2011, between Parent and the Company.

Section 8.6                                      No Third Party Beneficiaries.  Except as provided in Section 5.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7                                      Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that the Merger shall be governed by the WBCL.

Section 8.8                                      Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9                                      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in Parent’s sole discretion, any or all of its rights under this Agreement to any direct or indirect wholly owned Subsidiary of Parent (provided that no such assignment shall relieve Parent or Merger Sub from any obligation or liability under this Agreement).  Any assignment in violation of this Section 8.9 will be void and of no effect.  Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.10                                Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, prior to the termination of this Agreement pursuant to Article VII, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11                                Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12                                Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, unless such a construction would be unreasonable.

Section 8.13                                Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14                                Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15                                Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.16                                No Presumption Against Drafting Party.  Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACCURAY INCORPORATED

By:	/s/ Euan Thomson
	Name:	Euan Thomson
	Title:	President and Chief Executive Officer

JAGUAR ACQUISITION, INC.

By:	/s/ Chris A. Raanes
	Name:	Chris A. Raanes
	Title:	Sr. Vice President, Chief Operating Officer

TOMOTHERAPY INCORPORATED

By:	/s/ Frederick A. Robertson
	Name:	Frederick A. Robertson, M.D.
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]